SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Excelsior Directional Hedge Fund of Funds (TE), LLC

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

225 High Ridge Rd.
Stamford, CT 06905

TELEPHONE NUMBER (INCLUDING AREA CODE):  (203) 352-4497

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

c/o David R. Bailin
U.S. Trust Hedge Fund Management, Inc.
225 High Ridge Rd.
Stamford, CT  06905

COPIES TO:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes X            No
    -               --


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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Stamford and state of Connecticut on the 15th day of March, 2007.

                                          EXCELSIOR  DIRECTIONAL  HEDGE  FUND OF
                                          FUNDS (TE), LLC
                                          (Name of Registrant)




                                          By:   /s/ David R. Bailin
                                                ----------------------
                                                Name:  David R. Bailin
                                                Title: Sole Member